Exhibit 10.2

C O N F I D E N T I A L

EQUITY LINE OF CREDIT (ELC)

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Issuer:	ER Urgent Care Centers (the “Company”).

Purchaser:	Paragon Trading Ltd (the “Purchaser”).

Advisor/Agent:	JPC Capital Partners, Inc. will act as agent and perform all administrative functions.

ELC Facility:	Commitment to purchase up to $7,000,000, of the Company’s issued and outstanding common stock at the time of the execution of this agreement (the “Commitment Amount”), subject to continued listing on the Company’s Primary Exchange.

Securities:	Registered common stock issued in a private placement pursuant to the Securities Act of 1933.

Term:	Three years.

Draw Down:	The Company may draw upon the ELC Facility periodically during the Term (a “Draw Down”) by the Company’s delivery to the Purchaser of a written notice (a “Draw Down Notice”) requiring the Purchaser to purchase a dollar amount in shares of common stock, (a “Draw Down Amount”) In no event may the shares issuable pursuant to a Draw Down Notice, when aggregated with the shares then held by the Purchaser on the date of the Draw Down, exceed 9.99% of the Company’s outstanding common stock. Each Draw may be up to three hundred thousand dollars ($300,000.00)

Purchase Price:	The purchase price of any share of common stock purchased under the ELC Facility shall equal 93% of the three lowest closing bid prices during the Valuation Period, (the “Purchase Price”).

Valuation Period:	Ten trading days, commencing on the first trading day following delivery by the company of a Draw Down Notice.

Closings:	A Closing shall occur at the end of a Valuation Period. The Company or Escrow Agent shall deliver the shares of common stock deliverable at such Closing (“Closing Shares”) to the Purchaser’s brokerage account.

The Purchaser will deliver the Draw Down Amount in cash to the escrow agent for distribution to the Company within twenty four hours after delivery of the Closing Shares.

Expenses / Fees:	The Company shall pay for reasonable legal fees of counsel for the Purchaser. A $15,000 advance payment will be made to the Counsel of the investor.

Commitment Fee:	Upon Closing, the Issuer shall pay to the Purchaser a Commitment Fee of two hundred thousand ($200,000.00) of the Issuers restricted common stock based upon the closing bid price of the issuer common stock on the Closing date. The shares shall have “Piggy-back” and demand registration rights.

Conditions:	The obligation of the Purchaser to purchase shares pursuant to the ELC Facility during the Term will be subject to the satisfaction or waiver on each Closing of the conditions contained in the definitive documentation with respect to the ELC Facility, to include the following:

Effective Registration:	The registration statement shall remain effective at all times, not subject to any actual or threatened stop order or suspension at any time.

Absence of Material Adverse Change:	No material adverse change shall have occurred prior to a Closing or during a Valuation Period.

Continued Listing:	Continued listing of the Company’s common stock on the Principal Exchange on which its common stock trades, including the shares to be issued herein.

Exclusivity:	From the date definitive documentation is executed until the expiration of the Term, the Company will agree not to enter into a similar financing arrangement with any third-party.

Governing Law:	Georgia.

This term sheet is not intended to create a legally binding or enforceable offer or agreement and is subject to the satisfactory negotiation, execution and delivery of definitive agreements among the parties. Other terms and conditions may apply.

This term sheet reflects the present intentions of the parties as to the principal terms of the proposed transactions referenced herein and is subject to the execution of definitive documentation and review by legal counsel to the parties.